Exhibit 99.1

Release:	Immediate
Contact:	Dave Miller (editorial/media)	Paul Bowman (financial community)
	(408) 563-9582	(408) 563-1698

Applied Materials Declares a Quarterly Cash Dividend

and Increases Share Repurchase Program to $4 Billion

SANTA CLARA, Calif., March 23, 2005 – Applied Materials, Inc. (NASDAQ: AMAT), the largest supplier of equipment and services to the global semiconductor industry, today declared a quarterly cash dividend. Stockholders of record on May 18, 2005 will receive $0.03 per share, payable on June 8, 2005. Applied’s Board of Directors also approved a new stock repurchase program for up to $4.0 billion over the next three years ending in March 2008.

“Our business is generating strong free cash flow which we are using to fund the growth of our business through technology leadership, entry into new markets, service expansion and acquisitions,” stated Mike Splinter, president and chief executive officer. “Today’s announcement to pay a dividend, as well as the increased share repurchase authorization, is further evidence of our commitment to a balanced approach to capital allocation and returning value to stockholders.”

With the adoption of the new stock repurchase program, the Board terminated the $3.0 billion stock repurchase program authorized in March 2004. In fiscal 2004 through the first quarter of fiscal 2005, Applied repurchased approximately 55,125,000 shares at an average price of $17.23 per share, for a total of approximately $950 million.

As of January 30, 2005, Applied Materials had approximately 1.68 billion shares of common stock outstanding.

Forward Looking Statements. This press release contains forward-looking statements, including those relating to Applied Materials’ initiation of a cash dividend, revision of its stock repurchase program, business and financial condition, technological leadership, financial performance and delivery of stockholder value. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to: the sustainability of demand in the semiconductor and semiconductor equipment industries, which is subject to many factors, including global economic conditions, business spending, consumer confidence, demand for electronic products and semiconductors, and geopolitical uncertainties; customers’ capacity requirements, including capacity utilizing the latest technology, which depend in part on customers’ inventory levels relative to demand for their products; the timing, rate, amount and sustainability of capital spending for new technology, such as 300mm and sub-100 nanometer applications; the company’s ability to develop, deliver and support a broad range of products and services on a timely basis; the company’s successful and timely development of new markets, products, processes and services; the company’s ability to maintain effective cost controls and to timely align its cost structure with business conditions; the successful integration and performance of acquired businesses; the effectiveness of strategic transactions; changes in management; and other risks described in Applied Materials’ SEC filings, including its most recent reports on Form 10-K and Form 10-Q. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof and the company undertakes no obligation to update any such statements.

Applied Materials, Inc.(Nasdaq: AMAT), headquartered in Santa Clara, California, is the largest supplier of equipment and services to the global semiconductor industry. Applied Materials’ web site is www.appliedmaterials.com.

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